Calculation of Filing Fee Tables
S-4
Pulmatrix, Inc.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, $0.0001 par value per share	Other	75,245,366		$ 752.45	0.0001381	$ 0.10
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 752.45		$ 0.10
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.10
Offering Note
[1]	Relates to common stock, $0.0001 par value per share, of Pulmatrix, Inc., a Delaware corporation ("Pulmatrix"), issuable to holders of common stock, $0.00001 par value per share, of Eos SENOLYTIX Inc., a Delaware corporation ("Eos"), in the proposed merger of PUOS Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Pulmatrix, with and into Eos, with Eos surviving as the wholly owned subsidiary of Pulmatrix and the surviving corporation of the merger (the "Merger"). The amount of common stock of Pulmatrix to be registered includes the estimated maximum number of shares of common stock of Pulmatrix that are expected to be issued (or become issuable) pursuant to the Merger, without taking into account the effect of a reverse stock split of common stock of Pulmatrix, assuming an estimated pre-split exchange ratio (which is subject to adjustment prior to the closing of the Merger) of approximately 8.64 shares of common stock of Pulmatrix for each outstanding share of common stock of Eos. The amount registered additionally includes 10,000 shares of Pulmatrix common stock that may be issuable as a result of rounding up to the nearest share in lieu of issuing fractional shares. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the U.S. Securities Act of 1933, as amended. Eos is a private company, no market exists for its securities, and it has an accumulated capital deficit. Therefore, the proposed maximum aggregate offering price for the shares expected to be issued pursuant to the Merger is one-third of the product of the par value of the Eos securities expected to be exchanged in the proposed merger.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date